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                                                                 EXHIBIT 15(vii)


DISTRIBUTION RELATED SERVICES AGREEMENT

Cowen & Company
Financial Square
New York, New York 10005

Dear Sirs:

Cowen Funds, Inc. (the "Company") confirms its agreement with Cowen & Company ("Cowen") implementing the terms of the shareholder servicing and distribution plan dated as of May 9, 1994 (the "Plan") adopted by the Company with respect to the Class B shares (the "Class B shares") of Cowen Opportunity Fund (the "Fund"), a series of the Company, pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), as follows:

Section 1. Compensation and Services to be Rendered.

(a) The Company will pay Cowen an annual fee in connection with distribution related services provided with respect to the Class B shares of the Fund. The annual fee paid to Cowen under this Agreement will be calculated daily and paid monthly by the Company at the annual rate of .75% of the value of the average daily net assets of the Fund.

(b) The annual fee will be used by Cowen to provide initial and ongoing sales compensation to its registered representatives in respect of sales of Class B shares of the Fund; costs of printing and distributing the Fund's Prospectus, Statement of Additional Information and sales literature to prospective investors that are attributable to sales of the Class B shares; costs associated with any advertising relating to the Class B shares of the Fund; an allocation of overhead and other Cowen branch office expenses related to the distribution of the Class B shares of the Fund; and payments to, and expenses of, persons who provide support services in connection with the distribution of the Class B shares of the Fund.

Section 2. Approval by Directors.

This Agreement will not take effect until approved by a majority vote of both
(a) the full Board of Directors of the Company and (b) those Directors who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Plan or in this Agreement (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on this Agreement.

Section 3. Continuance.


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This Agreement will continue in effect from year to year so long as its continuance is specifically approved annually by vote of the Company's Board of Directors in the manner described in Section 2 above.

Section 4. Termination.

(a) This Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Directors or by vote of a majority of the outstanding voting securities represented by the Class B shares of the Fund on not more than 60 days' written notice to Cowen.

(b) This Agreement will terminate automatically in the event of its assignment.

Section 5. Selection of Certain Directors.

While this Agreement is in effect, the selection and nomination of the Company's Directors who are not interested persons of the Company will be committed to the discretion of the Directors then in office who are not interested persons of the Company.

Section 6. Written Reports.

Cowen agrees that, in each year during which this Agreement remains in effect, Cowen will prepare and furnish to the Company's Board of Directors, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, that set out the amounts expended under this Agreement and the purposes for which those expenditures were made.

Section 7. Meaning of Certain Terms.

As used in this Agreement, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Company under the 1940 Act by the Securities and Exchange Commission.

Section 8. Dates.

This Agreement has been executed by the Company with respect to the Fund as of May 9, 1994 and will become effective, as to Class B shares, as of the date on which interests in that Class are first offered to or held by the public.


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* * * * *

If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

Very truly yours,

COWEN FUNDS, INC.
/s/ Creighton H. Peet, Vice President

Accepted:

COWEN &COMPANY

/s/ David R. Sarns, President